CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 28 to the registration statement on Form N-1A ("Registration Statement") of our report dated March 17, 2000, relating to the financial statements and financial highlights which appear in the February 29, 2000 Annual Report to Shareholders of T. Rowe Price Tax-Free Short-Intermediate Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

Baltimore, MD
June 26, 2000